As filed with the Securities and Exchange Commission on July 28, 2025

Registration No. 333-238749
Registration No. 333-238748
Registration No. 333-205722
Registration No. 333-134585
Registration No. 333-58682

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8 REGISTRATION STATEMENT NO. 333-238749
FORM S-8 REGISTRATION STATEMENT NO. 333-238748
FORM S-8 REGISTRATION STATEMENT NO. 333-205722
FORM S-8 REGISTRATION STATEMENT NO. 333-134585
FORM S-8 REGISTRATION STATEMENT NO. 333-58682

UNDER THE SECURITIES ACT OF 1933

PENNS WOODS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2226454
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 Market Street, P.O. Box 967
Williamsport, Pennsylvania 17703-0967

(Address, including zip code, of registrant’s principal executive offices)

Penns Woods Bancorp, Inc. 2020 Non-Employee Director Compensation Plan
Penns Woods Bancorp, Inc. 2020 Equity Incentive Plan
Penns Woods Bancorp, Inc. 2014 Equity Incentive Plan
Penns Woods Bancorp, Inc. 2006 Employee Stock Purchase Plan
Penns Woods Bancorp, Inc. 1998 Stock Option Plan
(Full titles of the plans)

Douglas M. Schosser
Chief Financial Officer
Northwest Bancshares, Inc.
as successor by merger to Penns Woods Bancorp, Inc.
3 Easton Oval Street, Suite 500
Columbus, Ohio 43219
(814) 726-2140

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Michael Dailey, Esq.
Dinsmore & Shohl LLP
191 W. Nationwide Blvd., Suite 200
Columbus, Ohio 43215
(614) 628-6921

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Penns Woods Bancorp, Inc., a Pennsylvania corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission these post-effective amendments (the “Post-Effective Amendments”) to terminate all offerings under the following Registration Statements on Form S-8 (the “Registration Statements”) and to withdraw and deregister all shares of common stock, $5.55 par value per share, of the Registrant (the “Shares”) previously registered under the Registration Statements, together with any and all plan interests and other securities registered thereunder:

Registration Statement No. 333-238749, filed on May 28, 2020, relating to the registration of 100,000 Shares issuable under the Penns Woods Bancorp, Inc. 2020 Non-Employee Director Compensation Plan;
Registration Statement No. 333-238748, filed on May 28, 2020, relating to the registration of 750,000 Shares issuable under the Penns Woods Bancorp, Inc. 2020 Equity Incentive Plan;
Registration Statement No. 333-205722, filed on July 17, 2015, relating to the registration of 602,500 Shares issuable under the Penns Woods Bancorp, Inc. 2014 Equity Incentive Plan;
Registration Statement No. 333-134585, filed on May 31, 2006, relating to the registration of 1,000,000 Shares issuable under the Penns Woods Bancorp, Inc. 2006 Employee Stock Purchase Plan; and
Registration Statement No. 333-58682, filed on April 11, 2001, relating to the registration of 100,000 Shares issuable under the Penns Woods Bancorp, Inc. 1998 Stock Option Plan.

On July 25, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 16, 2024, by and between the Registrant and Northwest Bancshares, a Maryland corporation (“Northwest”), the Registrant merged with and into Northwest (the “Merger”), with Northwest being the surviving corporation of the Merger.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby removes from registration by means of these Post-Effective Amendments all such securities registered under the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on this 28th day of July, 2025.

NORTHWEST BANCSHARES, INC. as successor by merger to PENNS WOODS BANCORP, INC.

By:	/s/Douglas M. Schosser
Name:	Douglas M. Schosser
Title:	Chief Financial Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign the Post-Effective Amendment.